Exhibit 99.2 Belden CDT Inc. 7701 Forsyth Boulevard, Suite 800 St. Louis, Missouri 63105 314-854-8000 www.beldencdt.com

November 8, 2004

FOR IMMEDIATE RELEASE

CORRECTION OF BELDEN CDT RESULTS FOR THIRD QUARTER 2004

St. Louis, Missouri — Belden CDT Inc. today issued a correction of its November 4 press release concerning operating results for the three-month and nine-month periods ending September 30, 2004.

Due to a mechanical error in the translation of certain new cost accounts of the legacy CDT operations, the Company’s press release of November 4, 2004 understated the cost of goods sold of continuing operations in the quarter ended September 30, 2004 by $2.6 million, or 0.9 percent of revenues, and understated the net loss from discontinued operations by $0.4 million. The error was detected by the Company while finalizing its preparation of the Form 10-Q for the quarter ended September 30, 2004. The following paragraphs repeat most of the November 4, 2004 release with the text and accompanying schedules corrected.

THIRD QUARTER RESULTS

Belden CDT Inc. (NYSE:BDC) today announced results for the third quarter ended September 30, 2004. On July 15, which was during the quarter, the Company, formerly called Cable Design Technologies Corp. (CDT), merged with Belden Inc. and changed its name to Belden CDT. For accounting purposes, the Company treated the merger as an acquisition by Belden. Results of the legacy CDT operations are included in 2004 results from July 16 onwards, or about 11 of 13 weeks in the third quarter.

Revenue from continuing operations in the quarter ended September 30, 2004 was $281.5 million, compared with Belden revenue of $155.3 million in the third quarter of 2003. Changes in currency exchange rates provided $5.5 million of the revenue increase. The loss from continuing operations was $3.1 million, or $0.07 per share, in the third quarter of 2004, including merger-related items and charges for severance and other restructuring costs, compared with a profit of $3.6 million, or $0.14 per diluted share for Belden in the third quarter of 2003. The 2003 third-quarter results included severance charges and a bad debt charge totaling $3.0 million before tax, or $0.08 per share.

Highlights of the quarter ended September 30, 2004:

•	Revenue increased 14.6 percent compared with the third quarter a year ago for all continuing operations pro forma as if they had been combined for the full three-month period in both years.

•	Net income from continuing operations, pro forma for the inclusion of CDT results for the entire 13-week quarter and adjusted to exclude the charges and the merger-related items, was $14.5 million, or $0.29 per diluted share. This adjusted pro forma result reflects an operating margin for the quarter (excluding charges and merger-related items) of 8.1 percent of sales.

•	Earlier in the quarter, the Company announced and began the implementation of plant closings and other restructuring actions that will contribute to realizing the previously estimated $25 million annual merger synergies (to be achieved over the first 18 to 24 months after the merger). These actions resulted in charges for severance, asset impairment and inventory write-downs totaling $19.6 million before taxes, or $0.30 per share. The cash amount of these charges is $10.0 million.

•	Belden CDT used cash to repay $64 million of notes on September 1, and ended the third quarter with $152.4 million of cash.

Merger-related items during the third quarter of 2004 were $7.1 million before taxes, or $0.11 per share, including retention awards and other compensation as well as the gross-margin impact of the adjustment of CDT inventory to fair market value. The cash portion of the merger-related items is $3.9 million.

“We are very pleased with the positive impact of the merger on our first quarter of combined operating results,” said C. Baker Cunningham, president and CEO of Belden CDT. “During the quarter we moved forward with the cost reduction initiatives—including the announcement of three major plant closings to take place over the next two quarters—through which we plan to achieve the merger synergies we have projected. We also benefited from increased sales volume in most markets and from improved pricing. Our newly formed Networking Division has launched the Belden IBDN product line, which combines the Belden high-performance Bonded-Pairs premise cable with the proven connectivity solutions of CDT’s NORDX operation for a product offering that will provide outstanding performance and value to enterprise customers.”

The Company benefited from the favorable outcome of a prior-year tax matter that contributed to an effective tax rate lower than the statutory rate for the quarter and the year to date.

The Company’s convertible debentures were antidilutive for the quarter and for the year to date and were therefore not counted as shares in the calculation of diluted earnings per share.

A supplementary schedule shows pro forma results of continuing operations for Belden CDT for the third quarter of 2004 and 2003 as if combined at the beginning of the calendar quarters ended September 30, 2003 and 2004. The supplementary schedule also shows the adjusted results for the same periods excluding the merger-related items and severance and other restructuring charges. The Company believes this information is helpful to investors in understanding how the Company evaluates the performance of the business and gives visibility to trends in the business.

“The pro forma results adjusted to exclude charges and merger-related items begin to reflect the power of combining these two great companies,” Mr. Cunningham continued. “These adjusted results reflect revenue growth year-over-year of 14.6 percent. Our served end markets are showing recovery from the deep, unprecedented trough of last year. We are also seeing pricing opportunity in most of our global markets, offsetting increases our industry has seen in most raw materials. We are still early in our recognition of merger synergies in that we closed the merger only two and a half months before the quarter ended. Yet our adjusted pro forma results reflect improvement over the prior year, and operating earnings of 8.1 percent of sales, or $24.6 million, an increase of 65.0 percent compared with a year ago.”

YEAR-TO-DATE RESULTS

For the nine-month period ending September 30, 2004, Belden CDT revenue from continuing operations was $635.9 million, compared with $462.4 million for Belden in the first nine months of 2003. Net income from continuing operations of Belden CDT for the nine months ending September 30, 2004 was $5.2 million, or $0.16 per diluted share, compared with net income from continuing operations of Belden in the first nine months of 2003 of $5.3 million, or $0.21 per share. The results for the nine months ended September 30, 2004 included a gain of $1.7 million before tax for the sale of a Belden European business and the above-mentioned merger-related items and charges. The results for the nine-month period ended September 30, 2003, included severance charges of $4.9 million, asset impairment charges of $0.4 million, and bad-debt expense of $0.6 million (all before taxes).

SEGMENTS

The Company is reporting its business in two segments, Electronics and Networking. Each segment comprises operations from both Belden and CDT. Belden previously reported in two segments, Electronics and Communications, and its Electronics segment included networking products. Therefore results for the Electronics segment of Belden CDT are not comparable to the previously reported Belden Electronics segment. The former Belden Communications segment is now included in the Belden CDT Networking segment. In the year-over-year comparisons below, the segment results for the prior period reflect the current segmentation.

ELECTRONICS SEGMENT

Revenue of the Electronics segment for the third quarter ended September 30, 2004 (including results of legacy CDT operations from July 16 onward) was $172.0 million, and operating earnings of the segment were $0.6 million. Included in this result were charges and merger-related items of $22.5 million. Revenue and operating income of this segment in the third quarter of 2003 were $106.7 million and $7.4 million, respectively.

Year-to-date 2004 revenue for the Electronics segment was $408.3 million (including results of legacy CDT operations from July 16 onward), compared with revenue for the first 9 months of 2003 of $317.4 million for the legacy Belden operations that are now part of the new Electronics segment. Year-to-date 2004 operating profit for the Electronics segment (including the second quarter gain on sale of a business and the segment’s share of current quarter charges and merger-related items) was $19.7 million compared with operating income of $20.2 million in the first nine months of 2003.

NETWORKING SEGMENT

Revenue of the Networking segment of Belden CDT for the quarter ended September 30, 2004 (including results of legacy CDT operations from July 16 onward) was $109.5 million, compared with revenue of $48.6 million in the third quarter of 2003. Operating profit for the segment was $6.0 million in the third quarter of 2004, including charges and merger-related items of $0.5 million, compared with operating profit in the third quarter of 2003 of $1.8 million.

Year-to-date 2004 revenue for the Networking segment was $227.5 million (including results of legacy CDT operations from July 16 onward), compared with revenue for the first nine months of 2003 of $145.1 million for the legacy Belden operations that are now part of the Networking segment. Year-to-date 2004 operating profit for the Networking segment (including the segment’s share of current quarter charges and merger-related items) was $11.8 million compared with operating income of $5.8 million in the first nine months of 2003.

OUTLOOK

Mr. Cunningham said, “We believe that the recovery our industry is experiencing is still in its early stages. We remain committed to recovering rising material costs through our pricing. We expect that overall revenues will continue to be relatively flat in the fourth quarter compared with the third quarter of 2004, and this represents continued significant year-over-year improvement. We expect that our margins will be similar sequentially on an adjusted pro forma basis, compared to the third quarter. While we don’t expect a recurrence of the favorable tax item, we expect to recognize other operating income in the fourth quarter of approximately $3.0 million before tax from a sales incentive agreement.”

The Company expects its effective tax rate for the fourth quarter and full year to be approximately 25 percent.

“I believe the potential of this Company to provide the highest quality products in the most attractive cable and connectivity markets sets us apart and provides a platform for excellent financial performance long-term,” Mr. Cunningham concluded.

FORWARD-LOOKING STATEMENTS

Statements in this release other than historical facts are “forward-looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ significantly from these expectations. Some of the factors that may cause actual results to differ from the Company’s expectations include management’s ability to accomplish planned cost reductions, management’s ability to successfully integrate the operations and processes of the merged Company and to retain key personnel, general economic conditions, demand for the Company’s products, pricing that can be achieved for the Company’s products, the actions of customers and competitors, the cost of raw materials (including copper and plastics) and transportation, and other factors. For a more complete discussion of risk factors, please see Belden’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 4, 2004, Belden’s 8-K filed with the SEC on May 25, 2004, CDT’s Annual Report on Form 10-K for the year ended July 31, 2003, filed with the SEC on October 29, 2003, CDT’s Registration Statement on Form S-4 filed with the SEC on June 3, 2004, and Belden CDT Inc.’s 10-Q filed with the SEC on October 26, 2004. Belden CDT Inc. assumes no responsibility to update any forward-looking statements as a result of new information or future developments.

ABOUT BELDEN CDT

Belden CDT Inc. is one of the largest U.S.-based manufacturers of high-speed electronic cables and focuses on products for the specialty electronics and data networking markets, including connectivity. The Company, formed in July 2004 through a merger of equals, had combined pro forma sales in 2003 of $1.1 billion.

Contact:	Belden CDT Inc. Dee Johnson, Director of Investor Relations 314-854-8054 www.beldencdt.com

Attached are comparative consolidated income statements for the three- and nine-month periods ending September 30, 2004 and September 30, 2003, and segment information for the same periods. Also included is a supplementary schedule reflecting pro forma income statement information for the three-month periods ending September 30, 2004 and September 30, 2003 as if Belden and CDT had been combined for the entirety of those periods and including adjusted results excluding the effect of charges and merger-related items.

BELDEN CDT INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
(in thousands, except per share data)
Revenues	$281,454	$155,297	$635,864	$462,414
Cost of sales	228,036	124,174	516,970	374,266

Gross profit	53,418	31,123	118,894	88,148
Selling, general and administrative expenses	47,527	24,447	96,985	71,141
Other operating expense	8,871	—	8,871	352
Operating earnings/(loss)	(2,980)	6,676	13,038	16,655
Nonoperating earnings	—	—	(1,732)	—
Minority interest in earnings	225	—	225	—
Interest expense	3,537	3,131	9,870	9,620

Income/(loss) before taxes	(6,742)	3,545	4,675	7,035
Income tax expense/(benefit)	(3,669)	(39)	(529)	1,700

Net income/(loss) from continuing operations	(3,073)	3,584	5,204	5,335
Net loss from discontinued operations (1)	(2,809)	(2,751)	(10,128)	(7,553)
Net gain/(loss) on disposal of discontinued operations (2)	(1,529)	—	1,491	—

Net income/(loss)	$(7,411)	$833	$(3,433)	$(2,218)

Weighted average number of common shares and equivalents:
Basic	42,517	25,136	31,266	25,131
Diluted	42,517	25,439	31,643	25,348

Basic earnings/(loss) per share:
Continuing operations	$(.07)	$.14	$.16	$.21
Discontinued operations	(.07)	(.11)	(.32)	(.30)
Disposal of discontinued operations	(.03)	—	.05	—
Earnings/(loss) per share	(.17)	.03	(.11)	(.09)

Diluted earnings/(loss) per share:
Continuing operations	$(.07)	$.14	$.16	$.21
Discontinued operations	(.07)	(.11)	(.32)	(.30)
Disposal of discontinued operations	(.03)	—	.05	—
Earnings/(loss) per share	(.17)	.03	(.11)	(.09)

(1)	Net of income tax benefit of $1,489, $1,547, $5,606 and $4,249, respectively.

(2)	Net of income tax expense/(benefit) of $(860), $0, $839 and $0, respectively.

BELDEN CDT INC.

SUPPLEMENT to CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Three Months Ended September 30, 2004

		Legacy CDT Results for		Charges and	Adjusted
	As Reported	July 1 – July 15	Pro Forma	Merger-Related Items	Pro Forma
(in thousands, except percentages)
Revenues	$281,454	$22,325	$303,779	$—	$303,779
Cost of sales	228,036	17,327	245,363	(12,319)	233,044

Gross profit	53,418	4,998	58,416	12,319	70,735
As a percentage of adjusted pro forma revenues					23.3%
Selling, general and administrative expenses	47,527	4,069	51,596	(5,487)	46,109
Other operating expenses	8,871	—	8,871	(8,871)	—

Operating earnings/(loss)	(2,980)	929	(2,051)	26,677	24,626
As a percentage of adjusted pro forma revenues					8.1%
Interest expense	3,537	204	3,741		3,741
Minority Interest in earnings	225	45	270		270

Income/(loss) before tax	(6,742)	680	(6,062)	26,677	20,615
Income tax expense/(benefit)	(3,669)	261	(3,408)	9,577	6,149

Net income/(loss) from continuing operations	$(3,073)	$419	$(2,654)	$17,120	$14,466
Diluted earnings/(loss) per share from continuing operations	$(.07)				$0.29

Three Months Ended September 30, 2003

		Charges and	Adjusted
	Pro Forma	Merger-Related Items	Pro Forma
(in thousands, except percentages)
Revenues	$265,135	$—	$265,135
Cost of sales	207,997	(3,686)	204,311

Gross profit	57,138	3,686	60,824
As a percentage of adjusted pro forma revenues			22.9%
Selling, general and administrative expenses	47,294	(2,026)	45,268
Other operating expenses	4,600	(3,965)	635

Operating earnings	$5,244	$9,677	$14,921
As a percentage of adjusted pro forma revenues			5.6%

Charges and Merger-Related Items: For the three-month period ending September 30, 2004, the charges and merger-related items affecting cost of sales included severance charges, the impact of adjusting legacy CDT inventory to fair market value, and inventory write-downs for discontinued products. The charges and merger-related items affecting selling, general and administrative expense included severance charges and merger-related retention awards and other compensation costs. Other operating loss pertains to asset impairments. For the three-month period ending September 30, 2003, the charges affecting cost of goods sold and selling, general and administrative expense included Belden severance charges and related benefits costs and a Belden bad-debt charge. The other operating expenses pertained to a CDT restructuring charge.

BELDEN CDT INC.

SEGMENT INFORMATION
(Unaudited)

(in thousands)

THREE MONTHS ENDED SEPTEMBER 30, 2004

	Electronics	Networking	Other	Total
External customer revenues	$171,972	$109,482	$—	$281,454
Affiliate revenues	4,226	—	(4,226)	-

Total revenues	$176,198	$109,482	$(4,226)	$281,454

Operating earnings/(loss)	$607	$5,991	$(9,578)	$(2,980)

THREE MONTHS ENDED SEPTEMBER 30, 2003

	Electronics	Networking	Other	Total
External customer revenues	$106,663	$48,634	$—	$155,297
Affiliate revenues	6,797	497	(7,294)	—

Total revenues	$113,460	$49,131	$(7,294)	$155,297

Operating earnings/(loss)	$7,431	$1,781	$(2,536)	$6,676

NINE MONTHS ENDED SEPTEMBER 30, 2004

	Electronics	Networking	Other	Total
External customer revenues	$408,338	$227,526	$—	$635,864
Affiliate revenues	24,906	646	(25,552)	-

Total revenues	$433,244	$228,172	$(25,552)	$635,864

Operating earnings/(loss)	$19,667	$11,814	$(18,443)	$13,038

NINE MONTHS ENDED SEPTEMBER 30, 2003

	Electronics	Networking	Other	Total
External customer revenues	$317,353	$145,061	$—	$462,414
Affiliate revenues	22,940	1,289	(24,229)	—

Total revenues	$340,293	$146,350	$(24,229)	$462,414

Operating earnings/(loss)	$20,162	$5,790	$(9,297)	$16,655